NEWS RELEASE

MMI PRODUCTS, INC.

400 N. Sam Houston Parkway E.

Suite 1200

Houston, TX 77060

Contact: Robert N. Tenczar

Chief Financial Officer

(281) 876-0080

MMI Products, Inc. Reports Third Quarter 2004 Results

HOUSTON, Texas, November 5, 2004 - MMI Products, Inc. ("MMI"), a leading manufacturer and distributor of products used in commercial, infrastructure, and residential construction industries, today reported net income of $10.6 million on $184.8 million of net sales for the third quarter ended October 2, 2004. MMI earned $925,000 of net income on $143.3 million of net sales during the third quarter of 2003. For the first nine months of 2004, MMI has earned net income of $21.7 million on $521.6 million of net sales as compared to a net loss of $5.2 million on net sales of $382.0 million during the first nine months of 2003.

The company's Concrete Construction Products segment contributed $36.4 million of the $41.5 million improvement in third quarter net sales. This 60 percent increase was due primarily to higher pricing levels and greater volume. The higher price levels that have been introduced in 2004, due in large part to the significant cost increases in the company's major raw material, steel rod, were basically maintained during the quarter. The higher volume of products sold was supported by enhanced production capabilities, an expanded level of geographic coverage and the benefits associated with improved customer service levels. Gross margins declined in the third quarter, as compared to the immediately preceding quarter, as the higher cost of more recent purchases of steel were included in the cost of goods sold. The segment's income before interest and income taxes was $14.7 million in the third quarter of 2004 as compared to $4.2 million in the third quarter of 2003.

The Fence segment's $5.0 million increase in third quarter 2004 net sales as compared to the third quarter of 2003 represents the impact of higher selling prices partially offset by some volume declines. The relatively high volume of chain-link fence activity in the latter half of 2003 and the unusually high volume of activity in the first quarter 2004 (driven by customer concerns regarding product pricing and availability) were important factors in the decline. The segment's income before interest and income taxes was $10.4 million in the third quarter of 2004 as compared to $4.1 million in the third quarter of 2003.

At October 2, 2004, MMI had total assets of $399.2 million (including $5.3 million of cash) and liabilities, other than interest bearing debt, of $101.2 million. Interest bearing debt balances were as follows:

(in millions)
Revolving credit facility	$84.8
11.25% Senior subordinated notes	188.1
13% Senior subordinated notes	11.3
Other	10.8
$295.0

At October 2, 2004, the borrowing base under the $150 million revolving credit facility was $147.5 million, of which $8.9 million was reserved for outstanding letters of credit. Excess availability was $53.8 million.

  In August 2004, the "Due to MMHC" net liability of $6.4 million owed to MMI's parent company, Merchants Metals Holding Company ("MMHC") was settled. The $7.1 million liability portion of the net balance was reclassified to additional paid-in capital as the MMHC board of directors converted the parent company's corresponding receivable into an additional equity investment in MMI. The $694,000 receivable component of the net liability represented amounts paid by the company in prior years to fund MMHC expenses. The MMI board of directors declared a non-cash dividend resulting in a $694,000 charge to retained earnings.

MMI's president and CEO, John Piecuch, stated, "The significant uncertainties of early 2004 associated with frequent, large increases in steel costs and interruptions in availability have now subsided to some degree. However, the fact that steel prices have remained at such high levels underscores our company's need to continue to explore opportunities to improve our overall cost structure and to profitably expand through new initiatives and ongoing adjustments to our existing product portfolio. Fortunately, the actions we have already undertaken are making important contributions to our results this year."

MMI Products, Inc. will broadcast a conference call to discuss its third quarter earnings on Monday, November 8, 2004, at 10:00 a.m. Central time. Interested parties may participate by dialing (866) 835-8908 at least ten minutes before the start of the call to register. A replay of the call will be available from 1:30 p.m. Central time, Monday, November 8, 2004, until 11:59 p.m. Central time, Wednesday, December 8, 2004, by calling (888) 266-2081 and entering access code 583929.

Organized in 1953, MMI Products, Inc. is a wholly-owned subsidiary of Merchants Metals Holding company. MMI Products is a leading manufacturer and distributor of products used in the North American public infrastructure, nonresidential and residential construction industries with established leading market positions in each of two reporting segments, Fence and Concrete Constructions Products. Products in the Fence segment include chain-link fence fabric, fittings, ornamental iron fence and other related products which are manufactured and distributed by the company, as well as wood, vinyl and aluminum products which are primarily manufactured by third parties and distributed by the company. The Concrete Construction Products segment consists of various classes of welded steel reinforcement, which serve as a structural grid for concrete construction used in building, road, bridge, runway, and sewage and drainage projects. In addition, the Concrete Construction Products segment produces over 2,000 types of hardware accessories used in concrete construction applications, an example being products used to position and install steel reinforcing bar and welded steel reinforcement products.

Statements made herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions ("Factors") which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the company's business; national and regional economic conditions in the U.S.; seasonality of the company's operations; levels of construction spending in major markets; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. The forward-looking statements are made as of this date and the company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

MMI PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In Thousands)

	Three Months Ended			Nine Months Ended
	October 2,	September 27,		October 2,	September 27,
	2004	2003		2004	2003

Net sales	$ 184,786	$ 143,324	*	$ 521,629	$ 382,020	*
Cost of sales	136,009	114,056	*	385,087	305,947	*
Gross profit	48,777	29,268	*	136,542	76,073	*
Selling, general and administrative expenses	23,433	20,025	*	74,272	60,381	*
Other expense, net	255	1,021		4,023	2,834
Income before interest and income taxes	25,089	8,222		58,247	12,858
Interest expense	7,318	7,080		21,971	20,704
Income (loss) before income taxes	17,771	1,142		36,276	(7,846)
Provision for (benefit from) income taxes	7,126	217		14,547	(2,656)
Net income (loss)	$ 10,645	$ 925		$ 21,729	$ (5,190)

SEGMENT REPORTING

	Three Months Ended			Nine Months Ended
	October 2,	September 27,		October 2,	September 27,
	2004	2003		2004	2003
Net sales:
Fence	$ 87,322	$ 82,290	*	$ 260,410	$ 214,978	*
Concrete Construction Products	97,464	61,034	*	261,219	167,042	*
Total	$ 184,786	$ 143,324	*	$ 521,629	$ 382,020	*

Gross profit:
Fence	$ 26,179	$ 19,117	*	$ 74,678	$ 48,408	*
Concrete Construction Products	22,598	10,151	*	61,864	27,665	*
Total	$ 48,777	$ 29,268	*	$ 136,542	$ 76,073	*

Income before interest and income taxes:
Fence	$ 10,356	$ 4,056		$ 23,267	$ 4,649
Concrete Construction Products	14,733	4,166		34,980	8,209
Total	$ 25,089	$ 8,222		$ 58,247	$ 12,858

Depreciation and amortization:
Fence	$ 848	$ 981		$ 2,886	$ 3,032
Concrete Construction Products	2,251	2,037		6,968	5,890
Total	$ 3,099	$ 3,018		$ 9,854	$ 8,922

* 2003 expenses have been reclassified to conform with 2004 presentation.

MMI PRODUCTS, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	October 2,	January 3,
	2004	2004
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$ 5,277	$ 3,529
Accounts receivable, net of allowance for doubtful accounts of
$2,835 and $1,514, respectively	94,271	70,784
Inventories	142,243	92,059
Deferred income taxes	6,044	3,776
Income tax receivable	-	5,223
Prepaid expenses and other current assets	7,432	1,691
Total current assets	255,267	177,062
Property, plant and equipment, net	74,475	81,577
Goodwill	60,398	61,047
Deferred charges and other assets	9,062	7,199
Total assets	$ 399,202	$ 326,885

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$ 43,335	$ 39,609
Accrued liabilities	28,456	12,376
Accrued interest	10,998	5,204
Income taxes payable	5,239	-
Current maturities of long-term obligations	2,773	2,155
Total current liabilities	90,801	59,344
Long-term obligations	292,231	275,317
Deferred income taxes	13,149	10,246
Due to MMHC	-	6,372
Other long-term liabilities	-	710

Stockholder's equity (deficit):
Common stock, $1 par value; 500,000 shares authorized;
252,000 shares issued and outstanding	252	252
Additional paid-in capital	22,515	15,450
Accumulated other comprehensive loss, net of tax
of $238 and $255, respectively	(374)	(399)
Retained deficit	(19,372)	(40,407)
Total stockholder's equity (deficit)	3,021	(25,104)
Total liabilities and stockholder's equity (deficit)	$ 399,202	$ 326,885